UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2011

ZBB Energy Corporation
      (Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:        (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 9, 2011, ZBB Energy Corporation (the “Company”) appointed Charles W. Stankiewicz as its Executive Vice President – Operations.  In connection with this appointment, Mr. Stankiewicz was appointed to the Company’s Board of Directors as a Class II director with a term expiring at the Company’s 2012 annual shareholders meeting.  Mr. Stankiewicz has not been, and is not currently anticipated to be, named to any committees of the Board of Directors.

As an inducement to join the Company, Mr. Stankiewicz was awarded inducement options to purchase a total of 500,000 shares of the Company’s common stock with an exercise price of $0.79 per share, which was the closing price of the Company’s common stock on the NYSE Amex on the date of his appointment.  100,000 of these options will vest based on the achievement of certain performance targets.  The remaining 400,000 of these options will vest over three years with the first one-third vesting on November 9, 2012 and the remaining two-thirds vesting in 24 equal monthly installments beginning in December 2012.

Item	5.07. Submission of Matters to a Vote of Security Holders.

On November 9, 2011, the Company held its annual meeting of shareholders (the “2011 Annual Meeting”).  The certified results of the matters voted upon at the 2011 Annual Meeting, each of which are more fully described in the Company’s Proxy Statement for the 2011 Annual Meeting filed with the Securities and Exchange Commission on September 26, 2011, are as follows:

The Company’s shareholders elected the three nominees to the Company’s Board of Directors to serve for three year terms as Class I directors, with the votes cast as follows:

Director Name	For	Withheld	Broker Non-Votes
James H. Ozanne	10,736,845	87,513	13,330,241
Richard Payne	10,255,016	569,342	13,330,241
Jeffrey Reichard	10,048,206	776,152	13,330,241

The Company’s shareholders ratified the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012, with votes cast as follows:

For	Against	Abstain
23,676,572	435,089	42,938

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZBB Energy Corporation

Dated: November 11, 2011	By: /s/ Eric C. Apfelbach
Name: Eric C. Apfelbach
Title: President and CEO